Exhibit 99.1

Ruth’s Hospitality Group, Inc. Reports Fourth Quarter with a Return to Positive Net Income

WINTER PARK, Fla.—(BUSINESS WIRE)—March 5, 2021—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today provided a business update on the impact of the COVID-19 pandemic and reported unaudited financial results for its fourth quarter and fiscal year ended December 27, 2020.

Business and Liquidity Update:

•At the end of the fourth quarter of 2020, 91% (70 of 77) of company-owned and managed restaurants were open, which included 48 restaurants offering limited capacity dining service, three restaurants offering outdoor seating only, and 19 restaurants offering to-go and delivery service only. Beginning in the second half of November, the Company faced an increasing number of local COVID-19 pandemic-related governmental restrictions, including all of the Company’s California-based restaurants being limited to to-go and delivery service only.

•93% (67 of 72) of the Company’s franchisee-owned restaurants were open as of the end of the fourth quarter, which included 60 restaurants offering limited capacity dining service, two restaurants offering outdoor seating only, and five restaurants offering to-go and delivery service only.

•Fourth quarter comparable restaurant sales at Company-owned restaurants decreased 39.7% compared to the fourth quarter of 2019.  While sales trends improved in October with comparable sales down 26.1% at Company-owned restaurants compared to 2019, the renewed COVID-related restrictions negatively impacted sales trends in November and December, with comparable sales down 35.2% and 53.9% compared to 2019, respectively.  In 2021, we have seen improved performance in January and February with Company-owned comparable sales down 38.9% and 25.6% compared to 2020, respectively, reflecting restaurants shifting to open or outdoor dining status.

•Fourth quarter comparable sales for Company-owned restaurants with open dining rooms decreased 24.4% compared to the fourth quarter of 2019. In 2021, comparable sales for Company-owned restaurants with open dining rooms decreased 16.3% through February compared to 2020.

•As of December 27, 2020, the Company’s cash balance was approximately $95.4 million, with $115.0 million of debt outstanding under its senior credit facility and $4.8 million of outstanding letters of credit.

•During the fourth quarter, the Company repaid $20.2 million in debt and secured a term extension to February 2023 on its senior credit facility.

•On January 28, 2021, the Company entered into an amendment to its existing $120.0 million credit agreement that provided for a $10.0 million commitment reduction from the existing credit agreement. The amendment also extended relief from the financial covenants to maintain a specified quarterly minimum adjusted Fixed Charge Coverage Ratio and maximum Consolidated Leverage Ratio until the second fiscal quarter of 2021.

•As of February 26, 2021, the Company’s cash balance was approximately $112.0 million.

Highlights for the Fourth Quarter 2020

•Total revenue in the fourth quarter of 2020 was $77.4 million, compared to $135.0 million in the fourth quarter of 2019.

•Net income in the fourth quarter of 2020 was $1.4 million, or $0.04 per diluted share, compared to net income of $14.5 million, or $0.50 per diluted share, in the fourth quarter of 2019.

-Net income in the fourth quarter of 2020 included a $2.5 million employee retention payroll tax credit, which reduced restaurant operating expenses; $322 thousand in severance costs and accelerated stock expense; $28 thousand in gain related to lease modifications; a $295 thousand impairment loss related to restaurant closures, and a $1.1 million income tax expense related to the impact of discrete income tax items.  Net income in the fourth quarter of 2019 included $124 thousand in acquisition-related expenses associated with the previously completed acquisition of the three restaurants from our Philadelphia and Long Island franchisee and $374 thousand in closure costs associated with accelerating the closure of a restaurant in Washington, DC.

-Excluding these items, non-GAAP diluted earnings per common share was $0.03 in the fourth quarter of 2020, compared to $0.52 in the fourth quarter of 2019.  The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Cheryl Henry, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “2020 was truly a challenging year for our Ruth’s Chris team and our franchisees. We managed through two significant shutdowns during the year, the first in late March, and the other most recently during our fourth quarter. Despite these challenges, I’m pleased that our amazing team and franchise partners displayed resilience and agility in the face of uncertainty resulting in strong fourth quarter results.”

Henry added, “COVID has taught us flexibility and innovation, which includes new operating procedures at the restaurant level as well as a more flexible labor model, better capacity utilization, and the adoption of technology not only by us as an organization but by our customers.  With an iconic, 55-year old brand behind these efforts we are proud of where we are today and optimistic about the future.”

Review of Fourth Quarter 2020 Operating Results

Restaurant sales in the fourth quarter of 2020 were $72.2 million compared to $127.1 million in the fourth quarter of 2019.  Average unit weekly sales for restaurants with open dining rooms were $90.2 thousand in the fourth quarter of 2020, compared to $118.8 thousand in the fourth quarter of 2019.

Company-owned Sales

•Comparable restaurant sales at Company-owned restaurants decreased 39.7% compared to the fourth quarter of 2019, which consisted of a 34.7% decrease in traffic, as measured by entrees, and a 7.6% decrease in average check.

•At the end of the fourth quarter of 2020, 70 Company-owned and managed Ruth’s Chris Steak House restaurants were in operation, which included 48 restaurants offering limited capacity dining service, three restaurants offering outdoor seating only, and 19 restaurants offering to-go and delivery service only. Seven Company-owned restaurants remained temporarily closed as of December 27, 2020. At the end of the fourth quarter of 2019, 86 Company-owned and managed Ruth’s Chris Steak House restaurants were in operation.

Franchise Income

•Franchise income in the fourth quarter of 2020 was $3.6 million compared to $5.0 million in the fourth quarter of 2019. The reduction in franchise income was due to a decrease in sales from franchise operations.

•At the end of the fourth quarter of 2020, 67 franchisee-owned Ruth’s Chris Steak House restaurants were open, which included 60 restaurants offering limited capacity dining service, two restaurants offering outdoor seating only, and five restaurants offering to-go and delivery service only. Five franchise restaurants remained temporarily closed as of December 27, 2020. At the end of the fourth quarter of 2019, 73 franchisee-owned restaurants were open.

Operating Expenses

•Food and beverage costs, as a percentage of restaurant sales, decreased 34 basis points to 29.5% compared to the fourth quarter of 2019.  Total beef costs decreased 2.0% compared to the fourth quarter of 2019.

•Restaurant operating expenses, as a percentage of restaurant sales, decreased 19 basis points to 46.0% compared to the fourth quarter of 2019.  Restaurant operating expenses in the fourth quarter of 2020 were reduced by a $2.5 million employee retention payroll tax credit.

•Marketing and advertising costs decreased $2.9 million (65.1%) from the fourth quarter of 2019.

•General and administrative expenses increased $2.0 million to $10.6 million compared to the fourth quarter of 2019.  The increase was largely due to the timing of the accrual of bonus expense for home office team members.

•Pre-opening costs were $448 thousand in the fourth quarter of 2020, compared to $948 thousand in the fourth quarter of 2019. The pre-opening costs in 2020 were related to rent accruals for unopened locations where the Company has taken possession of the property.

Highlights for Fiscal Year 2020

•Total revenues in 2020 decreased 40.7% to $277.7 million, compared to $468.0 million in 2019.

•Net loss in 2020 was $25.3 million, or ($0.80) per diluted share, compared to net income of $42.2 million, or $1.44 per diluted share, in 2019.

-Net loss in 2020 included a $2.5 million employee retention payroll tax credit; $1.8 million in severance costs and accelerated stock expense; $0.2 million in gain related to lease modifications; a $16.5 million impairment loss primarily related to restaurant closures, and a $1.5 million income tax expense related to the impact of discrete income tax items. Net income in 2019 included $0.5 million in acquisition-related expenses associated with the acquisition of the three restaurants from our Philadelphia and Long Island franchisee, $0.4 million in closure costs associated with accelerating the closure of a restaurant in Washington, DC and a $0.8 million benefit related to other discrete income tax items.

-Excluding these adjustments, as well as the results from discontinued operations and certain discrete income tax items, non-GAAP diluted loss per common share was ($0.38) in 2020, compared to a non-GAAP diluted earnings per common share of $1.43 in 2019. The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance to improve comparability of diluted earnings per common share between periods. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

Review of Fiscal Year 2020 Operating Results

Restaurant sales in 2020 were $260.8 million compared to $441.4 million in 2019.

Company-owned Sales

•Comparable restaurant sales at Company-owned restaurants decreased 40.2% compared to 2019, which consisted of a 36.1% decrease in traffic, as measured by entrees, and an average check decrease of 6.4%.

Franchise Income

•Franchise income in 2020 was $11.7 million compared to $17.9 million compared to 2019.  The reduction in franchise income was due to a decrease in sales from franchise operations.

Operating Expenses

•Food and beverage costs, as a percentage of restaurant sales, increased 17 basis points to 29.1%.  Total beef costs decreased 1.6% compared to 2019.

•Restaurant operating expenses, as a percentage of restaurant sales, increased to 57.7% compared to 48.6% in 2019, primarily due to the impact of fixed costs on lower restaurant sales in 2020.

•Marketing and advertising costs decreased $8.6 million (55.6%) from 2019.

•General and administrative expenses decreased $1.4 million to $33.2 million compared to 2019.  The decrease in G&A expenses was primarily due to lower compensation related expenses.

•Pre-opening costs were $1.6 million in 2020, compared to $1.8 million in 2019.

Development Update

The Company currently expects to open a new restaurant in 2021 in Short Hills, NJ early in the third quarter.  The Company will begin construction of a new restaurant in Aventura, FL in 2021 with an expected opening date in the second quarter of 2022.

Leadership Update

The Company today announced that the Board of Directors has appointed Cheryl J. Henry, the Company’s President and Chief Executive Officer, to the role of Chairperson effective upon her re-election to the Board of Directors at the Annual Meeting to be held on May 25, 2021.   Michael O’Donnell, currently Chairman of the Board, will step down at that time and continue to serve as a Director of Ruth’s Hospitality Group, Inc. upon his re-election.  This is consistent with the Board’s long-term succession planning.

Henry said, “On behalf of the Company, I would like to thank Mike for his leadership and the contribution he has made as Chairman. I am very proud to have been asked by the Board to serve as Chairperson to continue our work for the benefit of our shareholders, team members and guests.”

Financial Outlook

Due to the ongoing uncertainty around the duration and severity of the COVID-19 pandemic, the Company will not be providing financial guidance for fiscal year 2021 at this time.

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to the “Cautionary Note Regarding Forward-Looking Statements” section in this earnings press release and to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss fourth quarter 2020 and fiscal year 2020 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Cheryl J. Henry, President and Chief Executive Officer, and Kristy Chipman, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 201-689-8470. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 13716005. The replay will be available until Friday, March 12, 2021. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 140 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to restaurant openings and acquisitions or closures, capital expenditures, strategy, financial outlook, cash flows, our effective tax rate and the impact of recent accounting pronouncements, also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: the negative impact the COVID-19 pandemic has had and will continue to have on our business, financial condition and results of operations; reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to income taxes, unclaimed property, Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; political conditions, civil unrest or other developments and risks in the markets where the Company’s restaurants are located; harmful actions taken by the Company’s franchisees; the inability to successfully integrate franchisee acquisitions into the Company’s business operations; economic, regulatory and other limitations on the Company’s ability to pursue new restaurant openings and other organic growth opportunities; a material failure, interruption or security breach of the Company’s information technology network; the Company’s indemnification obligations in connection with its sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; gains or losses on lease modifications; the impact of litigation; the restrictions imposed by the Company’s credit agreement; changes in, or the suspension or discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program; and the inability to secure additional financing on terms acceptable to the Company. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2019, “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2020, and the Company’s other filings with the Securities and Exchange Commission (“SEC”).  Such filings are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor

ftaylor@icrinc.com

RUTH’S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations – Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	December 27,	December 29,	December 27,	December 29,
	2020	2019	2020	2019

Revenues:
Restaurant sales	$72,151	$127,132	$260,763	$441,361
Franchise income	3,644	4,972	11,737	17,879
Other operating income	1,577	2,929	5,248	8,786
Total revenues	77,372	135,033	277,748	468,026
Costs and expenses:
Food and beverage costs	21,268	37,909	75,831	127,597
Restaurant operating expenses	33,195	58,740	150,420	214,715
Marketing and advertising	1,574	4,508	6,859	15,432
General and administrative costs	10,581	8,627	33,248	34,643
Depreciation and amortization expenses	5,304	5,901	21,964	21,354
Pre-opening costs	448	948	1,633	1,824
Gain on lease modifications	(28)	—	(206)	—
Loss on impairment	295	—	16,548	—
Total costs and expenses	72,637	116,633	306,297	415,565
Operating income (loss)	4,735	18,400	(28,549)	52,461
Other income (expense):
Interest expense, net	(1,340)	(737)	(4,681)	(2,197)
Other	38	82	26	115
Income (loss) before income taxes	3,433	17,745	(33,204)	50,379
Income tax expense (benefit)	2,010	3,287	(7,910)	8,173
Net income (loss)	$1,423	$14,458	$(25,294)	$42,206

Basic earnings (loss) per share	$0.04	$0.51	$(0.80)	$1.46

Diluted earnings (loss) per share	$0.04	$0.50	$(0.80)	$1.44

Shares used in computing net income per common share:
Basic	34,256,769	28,513,764	31,683,920	28,998,382
Diluted	34,396,700	28,835,275	31,683,920	29,376,980
Dividends declared per common share	$-	$0.13	$0.15	$0.52

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding acquisition costs, employee retention payroll tax credit, accelerated stock compensation and severance payments, gain on lease modifications, loss on impairment and restaurant closure costs and certain discrete income tax items. We exclude the impact of the acquisition costs, employee retention payroll tax credit, accelerated stock compensation and severance payments, gain on lease modifications, loss on impairment and restaurant closure costs and certain discrete income tax items to improve comparability of diluted earnings per common share between periods.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure – Unaudited

(Amounts in thousands, except share data)

	13 Weeks Ended		52 Weeks Ended
	December 27,	December 29,	December 27,	December 29,
	2020	2019	2020	2019
GAAP Net income (loss)	$1,423	$14,458	$(25,294)	$42,206
GAAP Income tax expense (benefit)	2,010	3,287	(7,910)	8,173
GAAP Income (loss) from continuing operations before income taxes	3,433	17,745	(33,204)	50,379
Adjustments:
Franchisee acquisition costs	—	124	—	536
Employee retention payroll tax credit	(2,525)	—	(2,525)	—
Accelerated stock compensation and severance payments	322	—	1,824	—
Gain on lease modifications	(28)	—	(206)	—
Loss on impairment and restaurant closure costs	295	374	16,548	374
Adjusted net income before income taxes	1,497	18,243	(17,563)	51,289
Adjusted income tax benefit (expense) (1)	(1,526)	(3,411)	4,000	(8,400)
Impact of excluding certain discrete income tax items	1,142	36	1,455	(849)
Non-GAAP Net income (loss)	$1,113	$14,868	$(12,108)	$42,040

GAAP Diluted earnings (loss) per common share	$0.04	$0.50	$(0.80)	$1.44

Non-GAAP Diluted earnings (loss) per common share	$0.03	$0.52	$(0.38)	$1.43

Weighted-average number of common shares outstanding - diluted	34,396,700	28,835,275	31,683,920	29,376,980

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.